Exhibit 99.1

press release

Sierra Health Services, Inc.® 2724 North Tenaya Way Las Vegas, Nevada 89128 (702) 242-7000

FOR IMMEDIATE RELEASE

CONTACTS:	Peter O'Neill VP, Public & Investor Relations (702) 242-7156	Paul Palmer SVP, Chief Financial Officer (702) 242-7112

SIERRA REPORTS 2005 3RD QUARTER EARNINGS

OF $0.87 PER DILUTED SHARE

        LAS VEGAS, October 24, 2005 -- Sierra Health Services, Inc. (NYSE:SIE) reported today that net income for the quarter ended September 30, 2005 was $28.4 million or $0.87 per diluted share. This compares to net income for the quarter ended September 30, 2004 of $30.7 million or $0.90 per diluted share. Operating income from the Company's core managed care and corporate operations segment was $44.3 million for the quarter compared to $38.3 million for the same period in 2004, an increase of 16%. Operating income from the Company's military health services operations segment was $163,000 for the quarter, compared to operating income of $10.4 million for the same period in 2004, when the segment was substantially operational.

        During the third quarter of 2005 and as previously reported in Form 8-K filings with the Securities and Exchange Commission, holders of $29.0 million of the Company's convertible debentures opted to convert their holdings to approximately 1.6 million shares of Sierra common stock. These transactions resulted in a write-off of deferred debenture related costs and incurred prepaid interest of approximately $1.2 million, or $0.02 per diluted share. During the quarter, Sierra also incurred expenses related to the launch of the Medicare Prescription Drug Plan (PDP) of approximately $1.3 million or $0.03 per diluted share.

        Sierra now expects to earn $3.55 per diluted share in 2005. In 2006, the Company expects to earn between $3.80 and $4.00 per diluted share, inclusive of projected income from the PDP and compensation costs under Statement of Financial Accounting Standards 123R "Share-Based Payment," which becomes effective for the Company on January 1, 2006.

        Revenues for the quarter were $347.4 million, compared to $393.3 million for the same period in 2004. This decrease was due exclusively to the termination of the health care services of Sierra's military operations. Medical premium revenues for the quarter were $327.1 million, compared to $288.5 million for the same period in 2004, an increase of 13.4%. Revenues from professional fees and investment and other revenues, which includes income from the services provided to the Company's sold workers' compensation operations, were $20.3 million for the quarter, compared to $18.8 million for the same period in 2004.

        In the third quarter, Sierra's medical care ratio increased 140 basis points to 76.8% from 75.4% for the third quarter of 2004. Sierra's medical claims payable balance increased to $127.0 million from $121.5 million at June 30, 2005. Days in claims payable, which is the medical claims payable balance divided by the average medical expenses per day for the period, were 45 days at September 30, 2005, compared to 47 days for the same period in 2004 and 44 days sequentially. In the third quarter, as a percentage of medical premium revenue, general and administrative expenses were 13.3%, a 220 basis point improvement from 15.5% for the same period in 2004.

        Operating cash flow from continuing operations was $111.4 million for the quarter, compared to $16.2 million for the same period in 2004. The higher cash flow from operations for the quarter is primarily due to payments from the Centers for Medicare and Medicaid Services (CMS). During the quarter ended September 30, 2005, the Company received four monthly payments from CMS compared to three monthly payments from CMS in 2004. The Company also received additional unearned revenue from CMS during the current quarter.

        Sierra's total external debt from continuing operations was $62.4 million, compared to $125.6 million at September 30, 2004 and $81.5 million at June 30, 2005, and includes $52.0 million for the senior convertible debentures issued in March 2003 and $10.0 million drawn on the revolving credit facility. During the second and third quarters of 2005, holders of the debentures have converted $63.0 million of the debentures into shares of Sierra Common Stock. Sierra's debt to capital ratio is now just under 20%. During the quarter, the Company purchased 1.4 million shares of its common stock for $93.6 million. Since the January 2003 inception of the Board-authorized share repurchase program and through September 30, 2005, the Company has repurchased 10.9 million shares of its common stock for $377.7 million.

        In the third quarter of 2005, sequential membership in the Company's HMO commercial market grew by 2.4% or nearly 5,900 lives. For the nine months ended September 30, 2005, HMO commercial membership grew by 11.0% or nearly 25,000 lives. Sequentially, Medicare membership grew by 1% or 500 lives. For the nine months ended September 30, 2005, Medicare membership grew by 3.6% or 1,900 lives. Approximately 97% of the Company's Medicare members are enrolled in the Social HMO program, which provides higher federal reimbursement. In 2005, this program is subject to a 30% risk modifier, which increases to a 50% risk modifier in 2006. The Social HMO program is set to expire at the end of 2007 at which time the Company will transition to a full Medicare Advantage payment methodology, beginning in 2008. In the third quarter, Medicaid membership grew 2.5% or 1,300 lives. For the nine months ended September 30, 2005, Medicaid membership grew 5.5% or 2,800 lives.

        "Our performance to date clearly indicates that 2005 will be another successful year for Sierra," said Anthony M. Marlon, M.D., chairman and chief executive officer. "The growth in our core commercial market has already surpassed our most optimistic projections for the year while our medical care ratio continues to remain among the best in the industry."

        In late September, Sierra announced that its wholly owned subsidiaries, Sierra Health and Life Insurance Company, Inc. (SHL) and Health Plan of Nevada (HPN), had been selected by CMS to participate for 2006 in the stand-alone PDP, Medicare Advantage HMO, and local and regional PPO programs.

        SHL will offer a stand-alone PDP in 10 western states, including Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah and Washington. SHL has also been selected as a PDP sponsor in the same states for dual-eligible Medicare and Medicaid beneficiaries who will be auto enrolled into the program. SHL will also offer a regional PPO throughout Nevada and a local PPO in Nevada as well as three counties in Arizona and seven counties in Utah. HPN will continue to offer its Medicare Advantage HMO in several counties in Nevada.

        Based on its selection as an auto enroll provider in ten states, Sierra currently projects it will receive over 130,000 dually eligible members through auto assignment and approximately 200,000 total PDP members in 2006.

        Sierra Health Services, Inc., based in Las Vegas, is a diversified healthcare services company that operates health maintenance organizations, indemnity insurers, preferred provider organizations and multi-specialty medical groups. Sierra's subsidiaries serve over 600,000 people through health benefit plans for employers, government programs and individuals. For more information, visit the Company's website at www.sierrahealth.com.

        Statements in this news release that are not historical facts are forward-looking and based on management's projections, assumptions and estimates; actual results may vary materially. Forward-looking statements are subject to certain risks and uncertainties, which include but are not limited to: 1) potential adverse changes in government regulations, contracts and programs, including Medicare, Medicaid and legislative proposals to eliminate or reduce ERISA pre-emption of state laws that would increase potential managed care litigation exposure; 2) competitive forces that may affect pricing, enrollment, renewals and benefit levels; 3) unpredictable medical costs, malpractice exposure, reinsurance costs and inflation; 4) impact of economic conditions; 5) changes in healthcare reserves; and 6) the amount of actual proceeds to be realized from the note receivable related to the sale of the workers' compensation insurance operation. Further factors concerning financial risks and results may be found in documents filed with the Securities and Exchange Commission and which are incorporated herein by reference.

        Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Sierra will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Sierra or its business or operations. Sierra assumes no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

SIERRA HEALTH SERVICES, INC. AND SUBSIDIARIES

Earnings Report

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Medical premiums	$327,084	$288,485	$958,834	$834,584
Military contract revenues	11	85,983	16,322	354,312
Professional fees	11,133	8,705	31,102	26,268
Investment and other revenues	9,215	10,117	25,071	27,641

Total Revenues	347,443	393,290	1,031,329	1,242,805

Medical expenses	259,591	224,132	755,779	650,435
Medical Care Ratio	76.8%	75.4%	76.3%	75.6%
(Medical expenses/premiums and professional fees)
Military contract expenses	(108)	75,830	2,265	313,047
General and administrative expenses	43,451	44,593	127,082	126,914

Operating Income From Continuing Operations	44,509	48,735	146,203	152,409
Interest expense	(1,991)	(1,221)	(7,971)	(3,561)
Other income (expense), net	427	(49)	828	41

Income From Continuing Operations Before Income Taxes	42,945	47,465	139,060	148,889
Provision for income taxes	(14,503)	(16,738)	(47,377)	(53,430)

Income From Continuing Operations	28,442	30,727	91,683	95,459
Loss from discontinued operations	—	—	—	(682)

Net Income	$28,442	$30,727	$91,683	$94,777

Earnings Per Common Share:
Income from continuing operations	$1.00	$1.16	$3.34	$3.57
Loss from discontinued operations	—	—	—	(0.03)

Net Income	$1.00	$1.16	$3.34	$3.54

Earnings Per Common Share Assuming Dilution:
Income from continuing operations	$0.87	$0.90	$2.75	$2.76
Loss from discontinued operations	—	—	—	(0.02)

Net Income	$0.87	$0.90	$2.75	$2.74

Weighted average common shares outstanding	28,385	26,498	27,409	26,767
Weighted average common shares outstanding assuming dilution	33,122	34,454	33,696	35,032

PERIOD END MEMBERSHIP
	At September 30,
	2005	2004
HMO
Commercial	251,000	222,200
Medicare	55,200	53,000
Medicaid	53,300	49,100
Managed indemnity	27,000	25,600
Medicare supplement	15,900	16,600
Administrative services	202,000	186,600

Total Members	604,400	553,100

SIERRA HEALTH SERVICES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30, 2005	December 31, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$88,517	$207,619
Investments	303,056	147,575
Accounts receivable	18,384	15,150
Military accounts receivable	665	25,452
Current portion of deferred tax asset	22,414	17,555
Prepaid expenses and other current assets	29,517	36,123

Total Current Assets	462,553	449,474

Property and equipment, net	68,439	71,152
Restricted cash and investments	17,248	21,853
Goodwill	14,782	14,782
Deferred tax asset (less current portion)	12,656	13,275
Note receivable	47,000	47,000
Other assets	68,307	72,244

Total Assets	$690,985	$689,780

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accrued and other current liabilities	$70,868	$76,256
Trade accounts payable	3,016	7,123
Accrued payroll and taxes	23,527	27,668
Medical claims payable	127,032	119,337
Unearned premium revenue	91,274	50,763
Military health care payable	—	17,061
Current portion of long-term debt	104	100

Total Current Liabilities	315,821	298,308

Long-term debt (less current portion)	62,335	125,395
Other liabilities	59,995	64,380

Total Liabilities	438,151	488,083

Commitments and contingencies

Stockholders' Equity:
Common stock	200	178
Treasury stock	(373,566)	(237,876)
Additional paid-in capital	389,974	286,571
Deferred compensation	(1,739)	(288)
Accumulated other comprehensive loss	(1,304)	(245)
Retained earnings	239,269	153,357

Total Stockholders' Equity	252,834	201,697

Total Liabilities And Stockholders' Equity	$690,985	$689,780

SIERRA HEALTH SERVICES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2005	2004
Cash Flows From Operating Activities:
Net Income	$91,683	$94,777
Adjustments To Reconcile Net Income To Net Cash Provided By Operating Activities:
Loss from discontinued operations	—	682
Depreciation	11,167	12,372
Other adjustments	6,918	5,549
Unearned premium revenue	40,511	(28,386)
Changes in other assets and liabilities	2,666	10,011

Net Cash Provided By Operating Activities Of Continuing Operations	152,945	95,005

Cash Flows From Investing Activities:
Capital expenditures, net of dispositions	(8,566)	(16,767)
(Purchase of) proceeds from investments, net	(138,572)	76,682

Net Cash (Used For) Provided By Investing Activities Of Continuing Operations	(147,138)	59,915

Cash Flows From Financing Activities:
Payments on debt and capital leases	(10,075)	(1,544)
Proceeds from other long-term debt	10,000	10,000
Purchase of treasury stock	(144,421)	(112,277)
Exercise of stock in connection with stock plans	19,587	22,686

Net Cash Used For Financing Activities Of Continuing Operations	(124,909)	(81,135)

Net cash provided by discontinued operations	—	3,720

Net (Decrease) Increase In Cash And Cash Equivalents	(119,102)	77,505
Cash And Cash Equivalents At Beginning Of Period	207,619	118,520

Cash And Cash Equivalents At End Of Period	$88,517	$196,025